Exhibit 10.14

Name:

COMPENSATION STATEMENT

Commencing:	Salary: per month

I agree the salary cited will be my total salary during each monthly period in which General Motors LLC continues it in effect for all hours worked, including overtime. This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge General Motors LLC retains the right in its discretion to increase or decrease my monthly compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.

I acknowledge that I am aware, or may become, privy to trade secrets or other confidential and/or proprietary information concerning GM Company and General Motors LLC; its subsidiaries and/or affiliates, the disclosure of which will cause irreparable harm to the Company. I agree that I will not discuss or disclose to any person or entity any trade secret or confidential and/or proprietary information and, upon termination of my employment with General Motors LLC, I shall return all documents or other materials containing such information to General Motors LLC.

For a period of two years following my voluntary termination of employment with General Motors LLC or any of its subsidiaries, I will not, without the prior written consent of the GM Chief Executive Officer, directly or indirectly, knowingly induce any of the employees of General Motors LLC to leave the employ of General Motors LLC for participation, directly or indirectly, with any existing or future business venture associated with me.

I agree that my job responsibilities with General Motors LLC and a significant portion of my compensation are consideration for the confidentiality and non-solicitation agreements noted above. I acknowledge that my breach of the confidentiality or non-solicitation provisions of this agreement will cause irreparable harm to General Motors Company and General Motors LLC because of the weakened ability of General Motors Company and General Motors LLC to fairly compete and the inherent difficulty in quantifying the damage caused to General Motors Company and General Motors LLC from such breach. Such irreparable harm can and should be remedied by an injunction against me without any bond being required because any other potential remedy will not be as prompt, certain and full as is necessary to prevent such harm.

By signing this compensation statement, I also acknowledge my responsibility to adhere to and believe I am in compliance with General Motors Company and General Motors LLC guidelines with respect to employee conduct as contained in – the Our Values and Guidelines for Employee Conduct” award of incentive stock (RSU) made to me after November 1, 2009 is subject to recoupment by the Company in any situation where the Board of Directors of GM Company or a committee thereof determines that fraud, negligence, or intentional misconduct on my part was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s). The determination regarding employee conduct and repayment under this provision shall be within the sole discretion of the Executive Compensation Committee of the Board of Directors and shall be final and binding on both parties to this Compensation Statement.

Name:

I acknowledge that, there are no other oral or written understandings or agreements in effect regarding my salary, nature or duration of employment, or the other matters set forth in this Compensation Statement.

No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.

Employee	General Motors

Date	Date